UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 6, 2009

Electroglas, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-21626	77-0336101
(Commission File Number)	(I.R.S. Employer Identification No.)

5729 Fontanoso Way, San Jose, California 95138

(Address of Principal Executive Offices) (Zip Code)

(408) 528-3000

(Registrant’s Telephone Number, Including Area Code)

______________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)On July 6, 2009, Warren C. Kocmond Jr. announced his resignation as Chief Executive Officer of Electroglas, Inc. (the “Company”), to be effective August 3, 2009.  Mr. Kocmond will continue to serve as a member of the Board of Directors of the Company (the “Board”).

(c) In addition, on July 9, 2009, the Board approved the appointment of Thomas M. Rohrs as the Company’s Interim Chief Executive Officer, to be effective August 3, 2009.

Mr. Rohrs has served as Chairman of the Board since April 2006 and as a director of the Company since December 2004.  In addition, Mr. Rohrs previously served as Chief Executive Officer of the Company from April 2006 to February 2009.  Mr. Rohrs presently serves on the board of Magna Design Automation, Inc., an electronic design automation software and design services company,  Advanced Energy, Inc., a Company that designs and manufactures complex power conversion, control systems, and gas flow control devises used in plasma-based thin film processing equipment, and several private companies. Prior to joining the Company Mr. Rohrs spent five years with Applied Materials, Inc., a semiconductor equipment company, most recently as Senior Vice President, Global Operations, and was also a member of the Company's Executive Committee. Immediately prior to that, Mr. Rohrs was Vice President of Worldwide Operations for Silicon Graphics, a high performance computing company, and previously was with MIPS Computer Systems, a provider of industry standard processor architectures for the semiconductor industry, as Senior Vice President of Manufacturing and Customer Service. Mr. Rohrs also served as Group Operations Manager for Hewlett-Packard Company's Personal Computer Group.  Mr. Rohrs received his Bachelors of Science in mechanical engineering from the University of Notre Dame and a Masters in Business Administration from the Harvard School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized officer.

Electroglas, Inc.

Date: July 10, 2009	By:	/s/ Thomas E. Brunton Thomas E. Brunton Chief Financial Officer